UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

(Amendment No. ____)

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MADISON COVERED CALL & EQUITY STRATEGY FUND
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Filed by Madison Covered Call & Equity Strategy Fund

pursuant to Rule 14a-12 under the Securities Exchange Act of 1934

Madison Investments Enters into Partnership with XA Investments

Expected to Accelerate Growth of Covered Call Equity Listed Closed-End Fund

MADISON, Wisconsin – Madison Investments, a privately-held, independent investment management firm known for its expertise in actively managed, high-quality portfolios, today announced a strategic partnership with XA Investments (XAI). XAI is an alternative investment management and consulting firm. The agreement stipulates that XAI will become investment adviser to the Madison Covered Call and Equity Strategy Fund (NYSE: MCN), a $147 million listed closed-end fund. Madison Investments will maintain portfolio management responsibilities as sub-adviser to MCN.

The partnership with XAI allows Madison Investments to focus on investment management and its strategic growth priorities, including an investment lineup of separately managed accounts, open-end mutual funds, and active ETFs while ensuring the best interests of MCN’s shareholders are upheld.

“We are excited to partner with XA Investments, a firm that shares our commitment to delivering institutional-caliber investment strategies to all investors,” said Steven Carl, Chair of Madison’s Executive Committee. “We expect to have a durable partnership with XAI and work with them to bring additional investment strategies and products to investors. We believe the combination of Madison Investments portfolio management capabilities and XAI’s product design capabilities, especially around listed closed-end funds and interval funds, is a fantastic benefit for our clients.”

“I am pleased to welcome Madison Investments to the XAI closed-end fund platform,” said Kimberly Flynn, President of XAI. I am confident that XAI can help accelerate the growth of the Madison Covered Call and Equity Strategy Fund in its role as investment adviser to MCN. Our extensive experience in the closed-end marketplace enables us to share and implement best practices to improve the secondary market trading for MCN.”

Introduced in 2004, MCN was the first covered call fund available to investors in a closed-end structure. Its 20-year track record underscores the team’s experience in navigating market cycles.

XAI’s appointment as investment adviser to MCN, and Madison Asset Management’s appointment as sub-adviser to MCN, is subject to shareholder approval. A special meeting of the shareholders of MCN is scheduled for October 15, 2024, at which shareholders will be asked to consider and vote on a new investment advisory agreement between MCN and XAI, a new subadvisory agreement between MCN, XAI and Madison, and a new slate of trustees. Shareholders of MCN will receive a proxy statement with additional information about the special shareholder meeting and each of these proposals. MCN’s Board of Trustees approved these proposals at a meeting held on July 10, 2024. Berkshire Global Advisors served as exclusive financial advisor to Madison Investments.

About Madison Investments

Madison Investments is an independent investment management firm based in Madison, WI. The firm was founded in 1974, has approximately $26 billion in assets under management as of March 31, 2024, and is recognized as one of the nation’s top investment firms. Madison Investments offers domestic fixed income, U.S. and international equity, covered call, multi-asset, insurance, and credit union investment management strategies.

About XA Investments

XA Investments LLC (“XAI”) is a Chicago-based firm founded by XMS Capital Partners in 2016. XAI serves as the investment adviser for both a listed closed-end fund and an interval closed-end fund, respectively the XAI Octagon Floating Rate & Alternative Income Trust (NYSE: XFLT) and the Octagon XAI CLO Income Fund. In addition to investment advisory services, the firm also provides investment fund structuring and consulting services focused on registered closed-end funds to meet institutional client needs. XAI offers custom product build and consulting services, including product development and market research, sales, marketing and fund management. XAI believes that the investing public can benefit from new vehicles to access a broad range of alternative investment strategies and managers. XAI provides individual investors with access to institutional-caliber alternative managers. For more information, please visit www.xainvestments.com.

“Madison” and/or “Madison Investments” is the unifying tradename of Madison Investment Holdings, Inc., Madison Asset Management, LLC, and Madison Investment Advisors, LLC. Each of Madison Asset Management, LLC and Madison Investment Advisors, LLC is registered as an investment adviser with the U.S. Securities and Exchange Commission.

Important Additional Information and Where to Find It

MCN, its trustees and officers are deemed to be participants in the solicitation of proxies from MCN’s shareholders in connection with the matters to be considered at the special meeting of shareholders described herein (“Special Meeting”). Information regarding the names of the trustees and officers of MCN, and their interests in MCN by security holdings or otherwise, can be found in the most recent proxy statement filed with the Securities and Exchange Commission (“SEC”) on June 12, 2024 for the MCN 2024 Annual Meeting of Shareholders. A proxy statement will be filed with the SEC in connection with the solicitation of proxies from MCN’s shareholders for the Special Meeting (the “Special Meeting Proxy Statement”). SHAREHOLDERS ARE STRONGLY ENCOURAGED TO READ THE SPECIAL MEETING PROXY STATEMENT CAREFULLY AND IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE, AS IT WILL CONTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain copies of the Special Meeting Proxy Statement and other documents filed by MCN with the SEC for no charge at the SEC’s website at www.sec.gov. Copies will also be available at no charge by contacting MCN toll free at 1-800-767-0300.